                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)

                                                                 YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED
                                           ---------------------------------------------------------------------       MARCH 31,
                                               1998          1999          2000         2001            2002             2003
                                           -----------   -----------   -----------   -----------     -----------      -----------
Earnings
  Income (loss) before income taxes,
    equity in income  (loss) of
    investees, minority interest and
    discontinued operations.............  $    92,461   $    87,494   $   173,154   $  (438,498)    $  (564,304)     $   (40,728)

  Interest expense......................       25,860        61,803       127,027       152,067         143,441           35,554

  Amortization of debt issuance costs...        1,217         3,466         7,013        22,321           8,251            2,080

  Interest portion of rent..............        2,584         3,481         4,567         7,282           4,995            1,396

  Less (earnings) loss of affiliates....           --         2,622            --            --              --               --
                                          -----------   -----------   -----------   -----------     -----------      -----------

                                          $   122,122   $   158,866   $   311,761   $  (256,828)    $  (407,617)     $    (1,698)
                                          ===========   ===========   ===========   ===========     ===========      ===========

Fixed Charges
  Interest expense......................  $    25,860   $    61,803   $   127,027   $   152,067     $   143,441      $    35,554

  Amortization of debt issuance costs...        1,217         3,466         7,013        22,321           8,251            2,080

  Interest portion of rent..............        2,584         3,481         4,567         7,282           4,995            1,396
                                          -----------   -----------   -----------   -----------     -----------      -----------

                                          $    29,661   $    68,750   $   138,607   $   181,670     $   156,687      $    39,030
                                          ===========   ===========   ===========   ===========     ===========      ===========

Ratio of earnings to fixed charges               4.1x         2.3x           2.2x         --x(1)          --x(1)           --x(1)
                                          ===========   ===========   ===========   ===========     ===========      ===========

(1) The ratio of earnings to fixed charges was less than 1:1 for the three months ended March 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $40.7 million of earnings in the three months ended March 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

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